REGENT PACIFIC

Management Corporation

425 California Street, Suite 1310

San Francisco, CA 94104

(415) 391-8500

Fax: (415) 391-8539

575 Lexington Avenue, Suite 400

New York, New York, 10022

(212) 935-6760

Fax: (212) 935-6766

Exhibit 10.44

October 5, 2001

Mr. Jim D. Kever, Director

Mr. Kevin S. Moore, Director

Mr. Richard C. Spalding, Director

Oversight Committee of the Board of Directors

3D Systems Corporation

26081 Avenue Hall

Valencia, CA 91355

Dear Messrs. Kever, Moore and Spalding:

RE:                            Second Amendment to Employment Agreement between Gary J. Sbona and 3D Systems Corporation

This Amendment to Employment Agreement sets forth certain amendments to the Employment Agreement between Gary J. Sbona (“Sbona”), and 3D Systems Corporation, a Delaware corporation, and its wholly owned and controlled subsidiaries (collectively, “3D Systems”), dated September 9, 1999, (the “Original Employment Agreement”).  Except for the amendments expressly contained herein, the Original Employment Agreement shall remain in full force and effect.

The paragraph of the Original Employment Agreement entitled “Term of Agreement” is hereby amended in its entirety as follows:

“Term of agreement:  The term of this agreement (the “Term”) shall commence on the Effective Date and shall terminate thirty-six (36) months thereafter (the “Termination Date”), unless sooner terminated as provided herein.  Employer and Employee may, upon mutual agreement, elect to continue Employee’s employment on an at will basis (meaning that either the Employee of Employer may terminate the employment relationship at any time with or without cause or notice), after the initial term of this agreement.”

A new paragraph regarding stock options is hereby added to the Original Option Agreement following the first paragraph of section 11.  It reads in its entirety as follows:

“Stock Options:  In addition to the initial stock option grant to Gary L. Sbona as an inducement to employment, dated September 9, 1999, for three hundred fifty thousand (350,000) shares of 3D Systems common stock, and in addition to the option grant for an additional three hundred fifty thousand (350,000) shares of 3D Systems stock to Gary J. Sbona and/or his designee as of August 8, 2000, 3D Systems agrees that as of the date this amendment is executed by the Special Committee, 3D Systems will grant an option for three hundred fifty thousand (350,000) shares of 3D systems common stock to Gary J. Sbona and/or his designee at the average market price for the five (5) days prior to that date.  These options are granted as an incentive to renew employment and shall vest and be exercisable in a similar manner to the original option grant.”

Very truly yours,

 Gary J. Sbona

By:	/s/ GARY J. SBONA
Gary J. Sbona

THE FOREGOING IS HEREBY APPROVED AND AGREED TO:

DATED:	October 30, 2001

3D SYSTEMS CORPORATION
(Signifies full agreement with all terms and conditions)

BY:	/s/ JIM D. KEVER
	Name: Jim D. Kever	Title: Director

BY:	/s/ KEVIN S. MOORE
	Name: Kevin S. Moore	Title: Director

BY:	/s/ RICHARD C. SPALDING
	Name: Richard C. Spalding	Title: Director